As filed with the Securities and Exchange Commission on January 3, 2023

Registration No. 333-254013

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-254013

UNDER

THE SECURITIES ACT OF 1933

PS BUSINESS PARKS, INC.

PS BUSINESS PARKS, L.P.

(Exact name of registrant as specified in its charter)

Maryland Maryland	95-4300881 95-4609260
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

345 Park Avenue

New York, New York 10154

(212) 583-5000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Matthew L. Ostrower

Chief Financial Officer

345 Park Avenue

New York, New York 10154

(212) 583-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Brian M. Stadler

Jonathan R. Ozner

Matthew B. Rogers

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-2000

Approximate date of commencement of proposed sale to the public: Not applicable. This post-effective amendment deregisters all of the securities that were unsold under the registration statement as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant (PS Business Parks, Inc.) is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

Indicate by check mark whether the registrant (PS Business Parks, L.P.) is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 3 (the “Post-Effective Amendment”) filed by PS Business Parks, Inc., a Maryland corporation (“PSB”), and PS Business Parks, L.P., a Maryland limited partnership (the “Partnership” and together with PSB, the “Registrants”), relates to the Registration Statement on Form S-3ASR (No. 333-254013), which was filed with the Commission by the Registrants on March 9, 2021, and amended by Post-Effective Amendment No. 1, filed with the U.S. Securities and Exchange Commission (the “Commission”) on May 20, 2021 and Post-Effective Amendment No. 2, filed with the Commission on July 20, 2022 (the “Registration Statement”). The Registration Statement registered (1) common stock, par value $0.01 per share, of PSB, (2) preferred stock, par value $0.01 per share of PSB (“Preferred Stock”), (3) equity stock, par value $0.01 per share, of PSB (“Equity Stock”), (4) depositary shares representing Preferred Stock or Equity Stock, (5) warrants to acquire any of the foregoing and units representing any of the foregoing, (6) debt securities of the Registrants and (7) guarantees of debt securities of the Registrants, in each case issuable from time to time, in one or more offerings, in amounts, at prices and on terms determined at the time of any such offering. Pursuant to Post-Effective Amendment No. 2, PSB previously terminated all offerings of securities, and removed from registration all securities, under the Registration Statement other than the Preferred Stock.

On January 3, 2023, PSB filed a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934 on Form 25 in respect of the (i) depositary shares each representing 1/1,000 of a share of 5.250% Cumulative Preferred Stock, Series X of PSB, (ii) depositary shares each representing 1/1,000 of a share of 5.200% Cumulative Preferred Stock, Series Y of PSB, and (iii) depositary shares each representing 1/1,000 of a share of 4.875% Cumulative Preferred Stock, Series Z of PSB (the “Delisting”).

In connection with the Delisting, the Registrants have terminated any and all offerings of the Preferred Stock under the Registration Statement and, for the avoidance of doubt, any and all offerings of any other securities under the Registration Statement (collectively with the Preferred Stock, the “Terminated Securities”). In accordance with undertakings made by the Registrants in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Registrants hereby remove from registration any and all Terminated Securities registered but unsold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, each Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the above-referenced Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 3rd day of January, 2023.

PS BUSINESS PARKS, INC.

By:	/s/ Matthew L. Ostrower
	Name:	Matthew L. Ostrower
	Title:	Chief Financial Officer, Vice President and Treasurer

PS BUSINESS PARKS, L.P. By: PS Business Parks, Inc., its general partner

By:	/s/ Matthew L. Ostrower
	Name:	Matthew L. Ostrower
	Title:	Chief Financial Officer, Vice President and Treasurer

*	Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.